Exhibit 10.1

FIRST AMENDMENT TO THE

SERVISFIRST BANCSHARES, INC.

AMENDED AND RESTATED

2009 STOCK INCENTIVE PLAN

WHEREAS, ServisFirst Bancshares, Inc. (the “Company”) has established and currently maintains the Amended and Restated 2009 Stock Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to provide for the net settlement of Option exercises and to designate the treatment of shares of Common Stock withheld for payment of such exercise price or payment of any federal, state, local or employment taxes; and

WHEREAS, the Board of Directors of the Company has the authority to adopt the below amendments to the Plan; and

WHEREAS, the Board of Directors has approved of such amendments to the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the following amendments shall be made to the Plan:

1.          The Plan is hereby amended by adding the following sentence to the end of Section 2 of the Plan:

“Notwithstanding anything in this Section 2 to the contrary, the following shares of Common Stock shall not again be made available for issuance as Awards under the Plan: (a) shares of Common Stock withheld by the Company or tendered by Participants as full or partial payment to the Company upon exercise of an Option under this Plan; or (b) shares of Common Stock withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the exercise of Awards granted under the Plan or upon any other payment or issuance of shares of Common Stock under the Plan.”

2.          The Plan is hereby further amended by deleting Section 8(a) of the Plan in its entirety and replacing with the following language:

“(a)      Payment. Upon the exercise of an Option, the amount due to the Company shall be paid in cash or by check payable to the order of the Company for the full purchase price of the shares of Common Stock for which such election is made. Except as otherwise determined by the Compensation Committee, in its sole discretion, before the Option is exercised, all or a part of the exercise price may be paid by the Participant (i) by delivery of unrestricted shares of the Company’s Common Stock owned by the Participant and acceptable to the Compensation Committee or (ii) withholding (either actually or by attestation) of shares of Common Stock otherwise issuable under such Option, in each case having an aggregate Fair Market Value (valued at the date of exercise) that is equal to the amount of cash that would otherwise be required; provided, however, that withholding of shares of Common Stock pursuant to Section 8(a)(ii) hereof shall not be utilized in the exercise of Incentive Stock Options.”

3.          The Plan is hereby further amended by deleting the last sentence of Section 8(b) of the Plan and replacing with the following language:

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“At the election of the Participant, and subject to such rules and limitations as may be established by the Compensation Committee from time to time, such withholding obligations may be satisfied (i) through the surrender of unrestricted shares of the Company’s Common Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan, or (ii) by directing the Company to withhold a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award, in each case having a Fair Market Value equal to the amount of tax required to be withheld; provided, however, that the Compensation Committee may, in its sole discretion, disapprove and give no effect to any such withholding election. For this purpose, Fair Market Value will be determined as of the date on which the amount of tax to be withheld is determined (and the Company may cause any fractional share amount to be settled in cash).”

4.          This First Amendment to the Plan was approved by the Board of Directors on June 20, 2016.

5.          Except as expressly modified and amended herein, all the terms and provisions of the Plan shall remain unchanged.

[Signature page follows]

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IN WITNESS WHEREOF, this Amendment has been executed on and is effective as of June 20, 2016.

SERVISFIRST BANCSHARES, INC.

By:	/s/ Thomas A. Broughton III
Its:	President and Chief Executive Officer

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